Exhibit 23.6

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 5, 2014

GeoPark Limited

Nuestra Señora de los Ángeles 179

Las Condes, Santiago, Chile

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton and to the inclusion of and information derived from our reports entitled “Appraisal Report as of December 31, 2012 on the Proved Reserves of Certain Petroleum Interests owned by Geopark Holdings Limited” and “Appraisal Report as of June 30, 2013 on the Proved Reserves of Certain Petroleum Interests in Brazil and Colombia owned by Geopark Holdings Limited” (our Reports) containing our opinions regarding our estimates, as of December 31, 2012, of the proved oil, condensate, and natural gas reserves of certain selected properties owned by GeoPark Holdings Limited in Argentina, Chile, and Colombia, and our opinions regarding our estimates, as of June 30, 2013, of the proved oil, condensate, and natural gas reserves of certain new properties owned by GeoPark Holdings Limited in Brazil and Colombia, respectively, as set forth under the headings “Presentation of financial and other information,” “Prospectus summary,” “Risk factors,” “Unaudited condensed combined pro forma financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Business,” “Experts,” “GeoPark Holdings Limited consolidated financial statements as of and for the year ended 31 December 2012,” and as Exhibits 99.1 and 99.3 in the Registration Statement on Form F-1 of GeoPark Limited (the Registration Statement).

We further consent to the inclusion of our two third-party letter reports dated August 28, 2013, and September 3, 2013, as Exhibits 99.2 and 99.4 in the Registration Statement. These third-party letter reports contain our opinions regarding our estimates, as of December 31, 2012, of the proved oil, condensate, and natural gas reserves of certain selected properties owned by GeoPark Holdings

Limited in Argentina, Chile, and Colombia, and our opinions regarding our estimates, as of June 30, 2013, of the proved oil, condensate, and natural gas reserves of certain new properties owned by GeoPark Holdings Limited in Brazil and Colombia, respectively.

We confirm that we have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from our Reports or that are within our knowledge as a result of the services performed by us in connection with the preparation of our Reports.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716